Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Entity	Jurisdiction
Bill.com, LLC	Delaware, USA

Bill.com Australia Holdings Pty Ltd	Australia

Bill.com Canada, Inc.	Canada

Bill.com Canada, LLC	Delaware, USA

Bill.com Capital Holdings, LLC	Delaware, USA

Bill.com Capital 1, LLC	Delaware, USA

Bill.com Capital 2, LLC	Delaware, USA

Bill.com Capital 3, LLC	Delaware, USA

Bill.com Capital 4, LLC	Delaware, USA

Bill.com International, Inc.	Delaware, USA

Bill.com International, LLC	Delaware, USA

BILL Operations, LLC	Delaware, USA

Cimrid Pty, Ltd	Australia

DivvyPay, LLC	Delaware, USA

Divvy Credit 1, LLC	Delaware, USA

Divvy Peach, LLC	Delaware, USA

Invoice2Go, LLC	Delaware, USA

Odin Financing, LLC	Delaware, USA

Phlo, Inc.	Delaware, USA

Track Technologies, Inc.	Delaware, USA